Exhibit 99.11

Next Fuel, Inc. Purchases Technology and Raises Capital

SHERIDAN, Wyo., March 29, 2011 (GLOBE NEWSWIRE) -- Next Fuel, Inc. (Pink Sheets:NXFI), a Nevada corporation, announced today that on March 28, 2011 it completed its previously announced purchase of technology and intellectual property useful in extracting and producing natural gas from coal, lignite and other carbonaceous deposits ("Coal-to-Gas Technology") from five individuals. The Company plans to initially focus marketing its Coal-to-Gas Technology in Asia.

The purchase price for the technology consisted solely of securities of the Company, including Three Million Ten Thousand (3,010,000) shares of the Company's Common Stock and a two-year warrant to purchase an additional One Million (1,000,000) Common shares. The terms of the purchase, including the warrant exercise price, are substantially the same as was provided in the option to purchase the same technology as previously described in our Form 8-K filed with the Securities and Exchange Commission on February 28, 2011.

The Company also announced that, simultaneously with the technology acquisition, it raised One Hundred Thousand Dollars (US) of new capital through a private sale of Fifty Thousand shares of its Common Stock to San Ding Jiu Yuan Beijing Venture Investment Company ("Investor") for Two Dollars (US) per share and that it had entered into an agreement to sell 950,000 additional shares of its Common Stock to that investor for the same per share price. Closing of the second installment of this investment on or before May 15, 2011 is subject to the investor being satisfied with the results of its due diligence review of the Company.

Shares issued in both the acquisition and the investment are subject to contractual lock-up restrictions and regulatory restrictions on re-sales. If the Investor purchases the full One Million shares contemplated by the investment agreements, the Investor will have the right to require the Company to file a registration statement with the Securities and Exchange Commission to register its shares for resale within sixty (60) days after closing the second installment.

In connection with the technology acquisition, two of the individual sellers (Robert Craig and Song Jin) joined the Company's Board of Directors and former Director, Beverly Cline, ceased to be a Board member. The Company's Board now consists of Robert Craig, Song Jin and John Cline. It is expected that a representative of the Investor will replace Mr. Cline on our Board of Directors if the investor completes the second installment of its investment. The Company will also be seeking out independent Board members over the course of the next year.

Mr. Craig has been appointed Chairman of the Company's Board of Directors and its Chief Executive Officer. Mr. Song has been appointed the Company's President and Chief Operating Officer. Mr. Cline, who formerly served as the Company's Chief Executive Officer, ceased to be an officer. Two other individual sellers also joined the Company's management team.

The Company plans to file later this week a full Form 8-K with the Securities and Exchange Commission containing further information regarding the transactions described herein and the business it plans to conduct with the technology it has acquired.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding future business to be conducted by the Company and future capital to be raised by the Company, all of which involve risks and uncertainties. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, decisions by investors about the technology of the Company after conducting due diligence and receptiveness of the market to the Company's technology and services. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

CONTACT: Robert Craig
                     + 307-752-4796